Exhibit 99.2

JOINT FILING AGREEMENT

November 3, 2023

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock of Mobile Infrastructure Corporation, and that this Agreement be included as an Exhibit to such joint filing.

Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this Joint Filing Agreement to be executed and effective as of the date first written above.

Color Up, LLC

By:	/s/ Manuel Chavez, III
Name:	Manuel Chavez, III
Title:	Chief Executive Officer

/s/ Manuel Chavez, III
Manuel Chavez, III

/s/ Stephanie Hogue
Stephanie Hogue

/s/ Jeffrey Osher
Jeffrey Osher

HSCP Strategic III, L.P.,
a Delaware limited partnership
by: Harvest Small Cap Partners GP, LLC

By:	/s/ Jeffrey Osher
Name:	Jeffrey Osher
Title:	Managing Member

Harvest Small Cap Partners Master, Ltd.

By:	/s/ Jeffrey Osher
Name:	Jeffrey Osher
Title:	Managing member of No Street Capital LLC, the investment manager of Harvest Small Cap Partners Master, Ltd.

Harvest Small Cap Partners, L.P.

By:	/s/ Jeffrey Osher
Name:	Jeffrey Osher
Title:	Managing member of No Street Capital LLC, the managing member of Harvest Small Cap Partners GP, LLC, the general partner of Harvest Small Cap Partners, L.P.

Bombe-MIC Pref, LLC

By:	/s/ Manuel Chavez, III
Name:	Manuel Chavez, III
Title:	Manager